Oppenheimer Global Opportunities Fund
NSAR Exhibit – Item 77Q1

AMENDMENT NO. 2 TO THE
AMENDED AND RESTATED DECLARATION OF TRUST OF
OPPENHEIMER GLOBAL OPPORTUNITIES FUND

Establishment and Designation of Classes of

Shares of Beneficial Interest of the Trust

This Amendment Number 2 is made as of September 15, 2011 to the Amended and Restated Declaration of Trust of Oppenheimer Global Opportunities Fund (the “Trust”), dated as of June 1, 2003, by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust and hereby certifying its adoption by resolution of said Trustees as of said date.

WHEREAS, the Trustees established Oppenheimer Global Opportunities Fund as a trust under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated March 27, 1995, as amended and restated as of June 1, 2003 (the “Declaration of Trust”);

WHEREAS, the Trustees, acting pursuant to paragraph 12 of Article NINTH, of the Declaration of Trust, further amended the Declaration of Trust as of August 10, 2005;

WHEREAS, a majority of the Trustees, pursuant to Parts 1, 2 and 3 of Article FOURTH, of the Declaration of Trust, have determined that it is advisable to establish and designate an additional class of Shares to the Fund, and have so resolved;

WHEREAS, Section 6 of Article NINTH of said Declaration of Trust, as so amended, provides that anyone dealing with the Trust may rely on a certificate by an officer of the Trust as to any matters in connection with the Trust.

NOW, THEREFORE, pursuant to Parts 1, 2 and 3 of Article FOURTH and paragraphs 5 and 12 of Article NINTH, of the Declaration of Trust, the undersigned officer hereby certifies that the Declaration of Trust is supplemented and amended as follows:

Article FOURTH Part 3 of the Declaration of Trust is amended by deleting the first paragraph of said Part 3 and replacing it with the following paragraph:

“3.      Without limiting the authority of the Trustees set forth in parts 1 and 2 of this Article FOURTH to establish and designate any further Series or Classes of Series, the Trustees hereby establish one Series of Shares having the same name as the Trust, and said Shares shall be divided into six Classes, which shall be designated Class A, Class B, Class C, Class N, Class Y and Class I.  In addition to the rights and preferences described in parts 1 and 2 of this Article FOURTH with respect to Series and Classes, the Series and Classes established hereby shall have the relative rights and preferences described in this part 3 of this Article FOURTH.  The Shares of any Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some Series or Classes at the time of establishing and designating the same) have the following relative rights and preferences: ”

IN WITNESS WHEREOF, the undersigned has signed this instrument and has caused it to be lodged among the records of the Fund on September 15, 2011.

Oppenheimer Global Opportunities Fund

/s/ Taylor Edwards

Taylor Edwards,

Assistant Secretary

The Declaration of Trust establishing Oppenheimer Global Opportunities Fund, dated March 27, 1995, as amended and restated as of June 1, 2003, and as amended thereafter, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust Property only shall be liable.